Exhibit 99.1

545 E. John Carpenter Freeway, Suite 1300 Irving, TX 75062 ph: 972-444-4900 f: 972-444-4949 www.felcor.com nyse: fch

For Immediate Release:

FELCOR COMMENCES CONSENT SOLICITATION FOR AMENDMENT TO INDENTURE GOVERNING ITS 10% SENIOR SECURED NOTES DUE 2014

           IRVING, Texas…October 7, 2009 – FelCor Lodging Trust Incorporated (NYSE: FCH)  (“FelCor”) and its subsidiary, FelCor Lodging Limited Partnership (“FelCor LP”), today announced that on October 7, 2009, FelCor Escrow Holdings, L.L.C. (“FelCor Escrow”), a wholly-owned subsidiary of FelCor LP, commenced a solicitation of consents to a proposed amendment to the indenture governing its 10% Senior Secured Notes due 2014 (CUSIP Nos. 31430QAZ0 and U31522AK8) (the “New Notes”).

The consent solicitation is being made pursuant to a Solicitation Letter dated October 6, 2009, and related letter of consent.  The consent solicitation expires at 5:00 p.m., New York City time, on October 13, 2009 (the “Expiration Date”), unless extended or earlier terminated by FelCor Escrow.  The proposed amendment to the indenture will provide additional flexibility with respect to the incurrence of indebtedness by FelCor LP, once FelCor LP has assumed the obligations under the indenture. The supplemental indenture containing the proposed amendment will be executed promptly following the receipt of the consents required to approve the proposed amendment.

FelCor LP has made tender offers to purchase all of its outstanding 8 ½% Senior Notes due 2011 (“8 ½% Notes”) and Senior Secured Floating Rate Notes due 2011 (“Floating Rate Notes”).  The net proceeds of the New Notes, which are currently held in escrow, will be used to purchase the 8 ½% Notes, the Floating Rate Notes and for general corporate purposes.  However, the sale of the New Notes by FelCor LP was subject to the consummation of the tender offers, which are conditioned upon the valid tenders of at least 90% of the outstanding 8 ½% Notes.  Because this condition was neither satisfied nor waived by the close of the offer and sale of the New Notes, the New Notes were issued by FelCor Escrow on October 1, 2009.  Upon the successful consummation of the tender offers, FelCor LP will assume all of the rights and obligations under the indenture governing the New Notes.  As of today, approximately 69% of the 8 ½% Notes and more than 99% of the Floating Rate Notes have been validly tendered.

The terms and conditions of the consent solicitation are set forth in the Solicitation Letter and related materials.

J.P. Morgan Securities Inc. is acting as Solicitation Agent for the consent solicitation. Copies of the documents can be obtained from, and questions concerning the consent solicitation may be directed to, J.P. Morgan at (212) 270-3994 (collect) or (800) 245-8812 (toll free).

- more -

This press release is not a solicitation of consents, which may be made only pursuant to the terms of the Solicitation Letter and related letter of consent.  Those documents should be consulted for additional information regarding delivery procedures and the conditions for the consent solicitation.

FelCor, a real estate investment trust, is the nation’s largest owner of upper upscale, all-suite hotels. FelCor owns interests in 87 hotels and resorts, located in 23 states and Canada.  FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands - Embassy Suites Hotels®, Doubletree®, Hilton®, Marriott®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:
Stephen A. Schafer, Vice President Strategic Planning & Investor Relations
(972) 444-4912    sschafer@felcor.com
###